EXHIBIT 77 to Neuberger Berman California
Intermediate Municipal Fund Inc. NSAR
10/31/09

File Number: 81121167
CIK Number: 0001178840

Item 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman California Intermediate Municipal
Fund Inc. was held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman
Management LLC (Old Management) and Neuberger
Berman, LLC (NB, LLC) by NBSH
Acquisition, LLC, an entity organized by key members of Neuberger Bermans senior management (the Acquisition), the Funds management and subadvisory agreements with Old
Management and NB, LLC, respectively, automatically terminated. To provide for continuity of management, interim management and subadvisory agreements became effective upon completion of the Acquisition on May 4, 2009.
Stockholders voted to approve a new
management agreement between the Fund and a newlyformed successor entity to Old
Management (New Management) and a new subadvisory agreement with respect to the Fund between New Management and Neuberger Berman LLC
(formerly known as Neuberger Berman,
LLC) (Neuberger).
Stockholders also voted to elect six Class I
Directors to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified. Class II Directors (which include John Cannon, C. Anne Harvey, George W.
Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Directors (which include Joseph V.
Amato, Martha C. Goss, Robert A. Kavesh,
Howard A. Mileaf, Edward A. OBrien and Candace L.
Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.
PROPOSAL 1 TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN
EACH FUND AND NEW MANAGEMENT
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
3,138,518	251,231		123,920		870,627

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO EACH FUND BETWEEN NEW MANAGEMENT AND NEUBERGER
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
3,167,671	224,523		121,476		870,626

PROPOSAL 3 TO APPROVE THE ELECTION OF SIX CLASS I DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2012:
Common and Preferred Shares

		Votes For	Votes Withheld	Abstentions	Broker NonVotes
Faith Colish	4,063,067	320,689

Robert Conti	4,094,465	289,921

Michael M.
Knetter		4,062,365	321,931

Cornelius T.
Ryan		4,062,365	321,931

Peter P. Trapp	4,064,285	320,011




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